Exhibit 99.1

Contact:

Innovative Solutions & Support, Inc.

Relland Winand

Chief Financial Officer

610-646-0350

rwinand@innovative-ss.com

Innovative Solutions & Support, Inc. Announces Second Quarter Fiscal 2017 Financial Results

Exton, PA.  — May 10, 2017 — Innovative Solutions & Support, Inc. (“IS&S” or the “Company”) (ISSC) today announced its financial results for the second quarter of fiscal 2017 ended March 31, 2017.

For the second quarter of fiscal 2017, the Company reported net sales of $4.7 million, compared to second quarter fiscal 2016 net sales of $8.7 million.  In the second quarter of 2017, as a result of the previously announced settlement of the lawsuit with Delta Airlines, Inc. (“Delta”), the Company recognized $4.1 million of other income. During the term of the litigation, expenses incurred by the Company were recognized as a component of operating expenses. Furthermore, selling, general and administrative expenses for the quarter ended March 31, 2017 include the reversal of a $3.6 million reserve for an unbilled receivable, representing the balance of the $7.75 million the Company received in settlement of this lawsuit. The Company reported net income of $5.9 million, or $0.35 per fully diluted share, for the second quarter of 2017 compared to net income of $1.6 million, or $0.09 per fully diluted share in the second quarter a year ago. In the year ago quarter, the Company recognized a $1.2 million benefit when it reversed deferred revenue and a contract loss accrual as the result of a contract renegotiation.(1)

Geoffrey Hedrick, Chairman and Chief Executive Officer of IS&S, said, “We are pleased with the $7.75 million settlement and the end of the distraction of the lawsuit with Delta. We obtained a Federal Aviation Administration (FAA) Supplemental Type Certification (STC) and delivered the first of our PC12 flight deck, further expanding our product portfolio.  We contracted with one of the world’s leading MROs, Lufthansa Technik, dramatically expanding our worldwide distribution network.  These are both strong contributors to our future growth. The new STC’d PC-12 NextGen Flight Deck, is fully integrated with our Turbo Prop Autothrottle.  This is a first of its kind a product for which we have an STC pending, and for which there are strong growth expectations. We believe the steady progress we are achieving is further solidifying our ability to provide the best price-for-performance solutions to the impending demands from the implementation of NextGen mandates.”

At March 31, 2017, the Company had $23.7 million of cash on hand, an increase of $5.5 million over the prior quarter.

New orders in the second quarter of fiscal 2017 were $4.6 million and backlog, as of March 31, 2017, was $5.9 million, essentially unchanged from the end of the first quarter.  Backlog excludes potential future sole-source production orders from products in development under the Company’s engineering development contracts, including the Eclipse 550, the Pilatus PC-24, and the KC-46A, all of which the Company expects to remain in production for more than decade following completion of their respective development phases. The Company expects that these contracts will add to production sales already in backlog.

Shahram Askarpour, President of IS&S, added, “Product sales increased over the first quarter, from which we generated margins of 52 percent.  Our agreement with Lufthansa Technik will enable owners and operators to purchase and have installed our Cockpit/IP® Flat Panel Display System (FPDS) for Classic Series Boeing 737 and 757/767 and its Integrated Standby Unit at all of their global locations.  The IS&S retrofit is being offered on a global basis at all of Lufthansa Technik’s 35 subsidiaries and affiliates and is already in service on over 320 Boeing 757/767 aircraft. We also continue to internally fund research and development to develop new products. Together with our new MRO agreement, the STC for the Pilatus PC-12 NextGen Flight Deck and a PC-12 Auto-throttle STC pending we are making steady progress with our strategy to establish a broad product portfolio on a global platform that is responsive to the demand expected to arise from impending NextGen mandates.  By capitalizing on this large and growing market, we can build value for our shareholders.”

Six Months Results

Total net sales for the six months ended March 31, 2017 were $8.0 million, compared to $15.2 million for the six months ended March 31, 2016.  Net income for the six months ended March 31, 2017 was $4.7 million, or $0.28 per fully diluted share compared to $1.4 million, or $0.08 per fully diluted share for the first half of fiscal 2016.  Six month results for both fiscal 2017 and 2016 include the non-recurring items recognized in their respective second quarters; the settled lawsuit with Delta of $7.75 million and the $1.2 million benefit when the Company reversed deferred revenue and a contract loss accrual as the result of a contract negotiation.

(1)In January 2016, the Company renegotiated an agreement with a customer whereby $1.3 million of unbilled receivables and our obligations associated with certain product levels were canceled.  The bad debt expense related to the impairment of the unbilled receivable was previously recognized in the Company’s September 30, 2015 audited financial statements. In addition, as a result of the changes to the agreement, we recognized an approximately $1.2 million positive impact to the statement of operations in the second quarter of fiscal 2016 resulting from a reversal of $1.2 million in associated liabilities consisting of deferred revenue and a contract loss accrual.

Conference Call

The Company will be hosting a conference call on Thursday, May 11, 2017 at 10:00 a.m. ET to discuss these results and its business outlook. Please use the following dial in number to register your name and company affiliation for the conference call: 877-883-0383 and enter the PIN Number 1995355. The call will also be carried live on the Investor Relations page of the Company web site at www.innovative-ss.com.

About Innovative Solutions & Support, Inc.

Headquartered in Exton, Pa., Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator that designs and manufactures flight guidance and cockpit display systems for Original Equipment Manufacturers (OEMs) and retrofit applications. The company supplies integrated Flight

Management Systems (FMS) and advanced GPS receivers for precision low carbon footprint navigation.

Certain matters contained herein that are not descriptions of historical facts are “forward-looking” (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Innovative Solutions and Support, Inc.

Consolidated Statements of Operations

(unaudited)

	Three months ended		Six months ended
	March 31,		March 31,
	2017	2016	2017	2016

Gross sales	$4,751,731	$8,660,982	$8,575,778	$15,244,561
Returns and allowances	(97,829)	—	(556,009)	—
Net Sales	4,653,902	8,660,982	8,019,769	15,244,561

Cost of sales	2,302,431	2,757,635	4,130,483	6,025,403

Gross profit	2,351,471	5,903,347	3,889,286	9,219,158

Operating expenses:
Research and development	1,069,009	1,337,616	2,154,997	2,269,216
Selling, general and administrative	(1,703,456)	2,592,615	343,666	5,285,559
Total operating expenses	(634,447)	3,930,231	2,498,663	7,554,775

Operating income	2,985,918	1,973,116	1,390,623	1,664,383

Interest income	9,947	8,340	19,823	15,366
Other income	4,140,210	26,623	4,159,326	59,032
Income before income taxes	7,136,075	2,008,079	5,569,772	1,738,781

Income tax expense	1,205,650	429,766	834,319	375,906

Net income	$5,930,425	$1,578,313	$4,735,453	$1,362,875

Net income per common share:
Basic	$0.35	$0.09	$0.28	$0.08
Diluted	$0.35	$0.09	$0.28	$0.08

Weighted average shares outstanding:
Basic	16,735,503	16,925,719	16,725,759	16,917,679
Diluted	16,847,059	17,018,161	16,835,756	17,009,299

Innovative Solutions and Support, Inc.

Consolidated Balance Sheets

	March 31,	September 30,
	2017	2016
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$23,692,869	$18,767,661
Accounts receivable, net	4,122,480	4,511,091
Unbilled receivables, net	1,625,729	1,597,672
Inventories	4,331,607	3,645,828
Prepaid expenses and other current assets	868,128	847,207
Total current assets	34,640,813	29,369,459
Property and equipment, net	6,823,522	6,962,562
Other assets	154,548	156,948
Total assets	$41,618,883	$36,488,969

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$1,344,368	$1,503,771
Accrued expenses	2,099,044	1,889,908
Deferred revenue	332,551	179,585
Total current liabilities	3,775,963	3,573,264
Non-current deferred income taxes	67,715	67,701
Total liabilities	3,843,678	3,640,965
Commitments and contingencies (See Note 6)

Shareholders’ equity
Preferred stock, 10,000,000 shares authorized, $.001 par value, of which 200,000 shares are authorized as Class A Convertible stock. No shares issued and outstanding at March 31, 2017 and September 30, 2016	$—	$—
Common stock, $.001 par value: 75,000,000 shares authorized, 18,879,580 and 18,812,465 issued at March 31, 2017 and September 30, 2016	18,880	18,813
Additional paid-in capital	51,583,840	51,392,159
Retained earnings	7,541,022	2,805,569
Treasury stock, at cost, 2,096,451 shares at March 31, 2017 and September 30, 2016	(21,368,537)	(21,368,537)
Total shareholders’ equity	37,775,205	32,848,004
Total liabilities and shareholders’ equity	$41,618,883	$36,488,969